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EXHIBIT 23.29(A)

Digest No. 16.498-2005

PURCHASE AGREEMENT

SOCIEDAD AGRICOLA RIO ESCONDIDO LIMITADA

AND

MINERA LUMINA COPPER CHILE S.A.

In Santiago, on this 14 day of November 2005, hereby appear: on the one hand, Mr. Roberto Marzio Carrasco Owen, Chilean, married, commercial engineering, ID No. 2.034.543/8, on behalf, as shall be evidenced, of SOCIEDAD AGR¥COLA RIO ESCONDIDO LIMITADA, a company whose line of business is that of its denomination, Tax Payer Number 79.805250 -0, both domiciled for purposes hereof at 9889 Las Condes Avenue, apartment 32B, hereinafter also referred to as the “Seller” and/or “Rio Escondido”; and, on the other hand, Mr. John Joseph Selters, North American, single, mining engineering, ID for foreigners No. 14.427.974 -3, on behalf, as shall be evidenced, of MINERA LUMINA COPPER CHILE S.A., a company whose line of business is that of its denomination, Tax Payer Number 99.531.960 -8, both domiciled for purposes hereof at Las Nieves 3331, Vitacura, Santiago, hereinafter also referred to as the “Buyer” and/or “Lumina”; the appearing persons being of the statutory age, who evidence their identities through the aforementioned documents and hereby state:

FIRST: Property.
Seller is the only and exclusive owner of the following water rights:

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a) Consumable underground water rights, of permanent and continuous exercise by a volume of 100 liters per second, which is pumped from a well located within the El Fuerte Real Estate, that belong to Sociedad Agrícola El Fuerte Limitada. Seller acquired this right by resolution number 437 of the Dirección General de Aguas (“DGA”), dated July 8, 1996, which was reduced into a public deed on August 5, 1996, before the Public Notary of Copiapó Mr. Eduardo Cabrera Cortés. This right is registered under Seller name at page 53 overleaf, number 51 of the Water Property Registry of the Real Estate Custodian of Copiapó, corresponding to the year 1996.

b) Consumable underground water rights, of permanent and continuous exercise by a volume of 100 liters per second, which is pumped from a well located within the El Fuerte Real Estate, that belong to Sociedad Agrícola El Fuerte Limitada. Seller acquired this right by resolution number 444 of the Dirección General de Aguas (“DGA”), dated July 8, 1996, which was reduced into a public deed on August 5, 1996, before the Public Notary of Copiapó Mr. Héctor Cañas Valdés. This right is registered under Seller name at page 56, number 53 of the Water Property Registry of the Real Estate Custodian of Copiapó, corresponding to the year 1996.

SECOND: Seller’s Representations.
Seller hereby represents and warrants in favor of Buyer that:

a) It is the exclusive owner of the water rights referred to in clause first above and their titles are fully in force in accordance with applicable law;

b) The referred water rights are free of liens, mortgages, prohibitions, interdictions, seizures, promises, options, real or personal rights, lease agreements on any other sort of agreement or instrument in favor of third parties, and free of litigation or other restrictions that could affect the transfer of the ownership and/or the use and enjoyment of them, and, in general, free of all encumbrance;

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c) It does not require any consent or authorization from third parties in order to execute the agreement herein;

d) There is no commenced legal action, litigation, complain or procedure, nor it is aware of any of those that could be commenced, nor of facts that could derive in the commencement of a legal action, litigation, complaint or procedure, whether judicial or non judicial, in connection with the water rights referred to in clause first above;

e) The water rights referred to in clause first above have their legal titles in good standing according to Chilean law;

f) It is not aware of third parties’ complains or of third parties that could have rights over the water rights referred to in clause first above;

THIRD: Purchase.
Hereby and through this instrument Seller, acting duly represented as mentioned herein, hereby sells, assigns and transfers to Lumina, for whom its appearing representative accepts and acquires, the water rights individualized in letters a) and b) of the clause first above, as well as all the rights derived therefrom in accordance with the law, belonging to Seller pursuant to clause first above.

FOURTH: Price.
The purchase price of the water right referred to in clause first letter a) above amounts to $2.837500. - dollars of the United States of America (hereinafter “dollars”). The purchase price of the water right referred to in clause first letter b) above amounts to $2.837500. - dollars.

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FIFTH: Price Payment.
The prices mentioned in the former clause, which amount to $5.675.000. - dollars will be paid by Buyer to Seller as follow:

a) With the amount of USS1.000.000. - dollars that Buyer pays in cash in this act to Seller, stating the latter that he receives this amount, completely and to its whole and total satisfaction, by submitting Buyer a cheque to the Notary that authorizes this deed, with the instruction to deliver it to Seller once the water rights subject to this contract are registered under Buyer’s name before the Water Ownership Registry of the Real Estate Registrar of Copiapó.

b) With the amount of $2.275.000. - dollars, sum that will be paid in or before the term of 1 year counted from the date of this agreement and that the Buyer will pay to the Seller.

c) With the amount of $2.400.000. - dollars, sum that will be paid in or before the term of 2 years counted from the date of this agreement and that the Buyer will pay to the Seller

SIXTH: Form of Payment.
For purposes of foregoing clause five, Lumina shall notify Seller, with at least 5 days of anticipation, the date on which each of the indicated installments shall be paid, dates that cannot exceed the dated fixed therein for each of the installments.

Such payment shall always be executed before the Public Notary authorizing this agreement, or its successor or assignee, and against the corresponding receipt public deed duly signed by the parties.

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In case Seller, for any reason, does not receive the payment and does not sign the corresponding receipt deed, then it shall be valid the payment to be done by Lumina delivering to the Public Notary authorizing this agreement, or its successor or assignee, the corresponding “vale vista” or cheque, under Seller’s name with the instructions of handle the document to the Seller against its signature of the pertinent receipt deed.

SEVENTH: Resolutory Condition.
The parties agree that this agreement and the total payment of each one of the indicated price installments referred to in letters b) and c) of clause fifth above will be subject to the negative resolutory condition, which consist that this agreement will be terminated if Buyer does not obtain the legal authorization from the “Dirección General de Aguas” and the pertinent “Junta de Vigilancia” to establish a right compensation system, which allows to capture the water corresponding to the rights individualized in previous clause first in any basin upstream like Pulido, Potros or other, directly compensating Copiapó River.. In the case the condition is verified, Lumina shall be entitle to ask the resolution of this agreement and the parties in that case shall return mutually what shall correspond to each other with the exception of Seller right to keep as unique indemnification for any damage the amount of $1.000.000. - dollars that is paid hereby in the way stated in letter a) clause fifth above. Therefore, Seller will have to return any amount had received as a consequence of this agreement that exceed the amount of $1.000.000. - , which the parties hereby agree that will be held by Seller as a total and unique indemnification for any damage that the latter may suffer from the resolution of this agreement.

If within the term of 2 years counted from the date of this deed the resolutory condition referred to herein is not fulfilled, it will be considered failed for all the legal effects.

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EIGHTH: Delay and Lack of Payment.
8.1 In case Buyer delays the payment of any installment set forth in clause five above, the Seller shall provide written notice to the Buyer who in turn shall have the term of 30 business days to complete such payment.

8.2 If the term mentioned in the former paragraph is elapsed and the Buyer does not pay any of the installments set forth in clause five above, this contract will be terminated immediately, in the way stated by article 1879 of the Chilean Civil Code. Moreover, if Buyer, at any time shows his willingness to stop paying such installments, Seller shall only be authorized to claim the resolution of this agreement. In both cases, Seller shall have the right to keep, as a unique indemnification, every amount received prior to such claim. For purposes hereof, the parties hereby agree that all the damages that Seller may suffer due to the lack of payment of one or more installments described in clause five above and due to the resolution of this purchase, whatever the nature, class or amount of the damages Seller’s may have, shall be always equivalent to the currency quantities previously received by Seller as part of the price. The parties hereby mutually and conventionally appraise said damages upon such currency quantities effectively received by the Seller prior to the letter resolution claim.

NINTH: Actions’ Waiver.
For all pertinent legal effects, Seller hereby expressly waives the action to claim the enforcement of this agreement, therefore, any Buyer’s infringement in regards to the timely payment or lack of payment of the price installments provided in clause five above, shall only entitle Seller to claim this agreement’s resolution and the indemnification of any damage in the way referred to in the previous clause.

TENTH: Purchase’s Form.

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The purchase is done ad corpus, in the state in which the water rights currently are, including all its uses, authorizations, customs and easements, whether active or passive, free of occupants and from any type of mortgages, liens, seizures, debts, litigation and prohibitions, whether currently known by the parties or not.

ELEVENTH: Clearance.
Seller shall be liable for clearing vices in accordance to Chilean law.

TWELFTH: Material Delivery.
The material delivery of the water rights is hereby made.

THIRTEENTH: Acceleration of Payments
The parties hereby agree that if Lumina sells or transfer to not related third parties the water rights that acquires hereby, the resolutory condition referred to in clause seventh herein will be considered failed and any quota price payments referred to in letters b) and c) of clause fifth above that is pending at that time, would be accelerated and consequently Seller would be entitled to request payment of such pending quotas.

FOURTEENTH: Arbitration.
Any difficulty or controversy that may arise between the contracting parties regarding the application, interpretation, duration, validity or execution of this agreement or any other controversy regarding it, will be subject to arbitration, in accordance with the current Arbitration Procedural Regulations of the Arbitration and Mediation Center of Santiago. The parties grant irrevocable special power to Santiago's Chamber of Commerce, so that, upon written request from any of them, designate an arbitrating arbitrator from the members of the arbitration body of Arbitration and Mediation Center of Santiago, submitting it in this case to the procedure established by the Regulation of said Center, which evidenced through public deed dated December 10, 1992, executed in the Public Notary for Santiago of Mr. Sergio Rodríguez Garcés and

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to its subsequent amendments, that the parties declare to know and accept. Against the arbitrator's resolutions no appeals will be filed, for which reason the parties expressly waive them, including those of complaint and cassation.

The arbitrator is specially empowered to settle any matter related with his competence and/or jurisdiction.

FIFTEENTH: Miscellaneous.
15.1 Confidentiality. Any information or data obtained in connection with the performance of this agreement is confidential for Seller and the latter shall not make any public statement concerning this agreement or the activities contemplated thereunder without the prior written consent from Buyer, which consent shall not be denied without justified reason.

15.2 Notices. All notices to be made or given by a party hereunder shall be in writing and delivered by mail or by facsimile to:

To Seller
Sociedad Agrícola Río Escondido Limitada
9889 Las Condes Avenue, apartment 32 B, Las Condes, Santiago.
Att.: Hans George Koch.
Fax: 01425-2270196
e-mail: hgkoch@csicorr.com.
To Buyer
Minera Lumina Copper Chile S.A.___
Las Nieves 3331, Vitacura
Santiago
Att.: John Joseph Selters
Fax: (56-2) 325-7572

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e-mail: luminacopper@vtr.net
A party may change its address by notice to the other party.
All notices shall be given:

a) by personal delivery (including courier), which shall be deemed to have been delivered on the day on which it shall have been delivered to an adult located in the aforementioned domiciles.

b) by registered mail, charges prepaid.

c) by electronic communication, which shall be deemed to have been delivered upon the production by the dispatching facsimile machine of a transmission report showing the relevant number of pages comprising the relevant document to have been sent to the correct facsimile number and the result of the transmission as “OK” (or equivalent expression) unless the recipient notifies the sender within twenty-four (24) hours that the transmission was not legibly received.

All notices shall be effective and shall be deemed received:

a) if by personal delivery or by registered mail, on the date of delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery; or

b) if by electronic communication, on the next business day following receipt of the electronic communication.

15.3 Binding agreement. This agreement is binding and compulsory upon the parties and will operate in their benefit thereof.

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15.4 Applicable Law. This agreement is executed and governed by the laws of the Republic of Chile.

15.5 Domicile. For all purposes hereof, the parties hereto set their domicile in the city of Santiago.

15.6 No Third Party Beneficiary Rights. This agreement is for the benefit of the parties and their respective successors and assignees only, and is not intended to create third party beneficiary rights in any other party or in any government, governmental organization or agency.

15.7. Money Exchange. The sum of money herein expressed in dollars of the United States of America will be paid in Chilean pesos, in accordance with the exchange rate for the “Observed” dollar, as published by the Central Bank of Chile in the Official Gazette on the day prior to the corresponding payment. In the absence of said exchange rate, the exchange rate Law No. 18.010, article 20, first paragraph, on Money Credit Operations, will apply.

SIXTEENTH: Mortgage.
In order to guarantee the balance of the price set forth in clause five letter b) and c), Buyer hereby constitutes in favor of Seller a mortgage over the water rights referred to in clause first above, which must be recorded at the margin of the ownership registration of the underground water rights to be done under Buyer’s name in accordance to this agreement.

SEVENTEENTH: Other Rio Escondido’s water right
In addition Seller is the only and exclusive owner of the consumable underground water rights, of permanent and continuous exercise by a volume of 67,5 liters per second, located in Los Loros’ sector, Borough of Tierra Amarilla, Province of

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Copiapó, Third Region of Chile. Rio Escondido acquired this right by purchase agreement subscribed with Héctor Ricardo Vallejo Choydeng by means of public deed granted on February 12, 2004, before the Public Notary of Copiapó Mr. Hernán Cañas Valdés. This right is registered under Rio Escondido name at page 32 overleaf, number 20 of the Water Property Registry of the Real Estate Custodian of Copiapó, corresponding to the year 2004.

This water right registers the following mortgages and prohibition:

(i) First mortgage in favor of Mr. Héctor Ricardo Vallejo Choydeng in order to guarantee the payment of the sale price, its adjustment and interest and judicial costs if any from the purchase agreement subscribed by Río Escondido and Héctor Ricardo Vallejo Choydeng by means of the public deed granted on February 12, 2004, before the Public Notary of Copiapó, Mr. Hernán Cañas Valdés. The referred mortgage is registered at page 1, number 1 of the Water Mortgage Registry of the Real Estate Registrar of Copiapó, corresponding to the year 2004.

(ii) Second Mortgage in favor of Mr. Héctor Ricardo Vallejo Choydeng in order to guarantee the fulfillment of the obligations of the purchase agreement subscribed by Río Escondido and Héctor Ricardo Vallejo Choydeng by means of the public deed granted on February 12, 2004, before the Public Notary of Copiapó, Mr. Hernán Cañas Valdés. The referred mortgage is registered at page 2 overleaf, number 2 of the Water Mortgage Registry of the Real Estate Registrar of Copiapó, corresponding to the year 2004.

(iii) Prohibition to burden and to transfer without previous authorization from Mr. Héctor Ricardo Vallejo Choydeng the water rights referred to in clause first above, according to what is stated in the public deed granted on February 12, 2004, before the Public Notary of Copiapó, Mr. Hernán Cañas Valdés. The referred prohibition is

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registered at page 7 overleaf, number 4 of the Water Prohibition and Liens Registry of the Real Estate Registrar of Copiapó, corresponding to year 2004.

EIGHTEENTH: Option
By this instrument, Río Escondido grant to Lumina a first purchase option over 52,5 liters per second from the water right individualized in the clause seventeenth above, purchase agreement that will be executed at Lumina’s option once the mortgages and the prohibition referred in previous clause are legally risen. If Lumina shows no intention to execute this purchase option after 6 months counted from the rise of the mortgages and the prohibition, Río Escondido will free to offer the sale of the water right to third parties.

NINETEENTH: Option’s Price and Conditions.
The parties hereby agree that price of the purchase that Lumina has a first purchase option will be the sum of $1.575.000 dollars, amount that will be paid as a price for the purchase of 52,5 liters per second from the water rights referred to in clause seventeenth above. The parties agree that the mode of payment of the indicated price will be as follow:

(i) The sum of $525.000. - dollars that Lumina will pay to Río Escondido at the moment that 52,5 liters per second from the water rights referred to in clause seventeenth above is registered under Lumina’s name in the Water Property Registry of the Real Estate Registrar of Copiapó;

(ii) The sum of $525.000 dollars that Lumina will pay to Río Escondido within the term of 1 year counted from the date in which the purchase agreement optioned herein is executed; and

(iii) The sum of $525.000 dollars that Lumina will pay to Río Escondido within the term of 2 years counted from the date in which the purchase agreement optioned herein is executed.

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In addition, the parties agree that the purchase agreement that Lumina has a first purchase option will be subject to the same term and conditions indicated herein for the purchase of the water rights referred to in clause first above, with the exception of the price set forth hereof.

TWENTIETH: In addition, by public deed granted with this date and in this same Notary's office, digest number 16.499 -2005, Rio Escondido celebrated with Sociedad Agrícola El Fuerte Limitada a promise to purchase agreement over 15 liters per second from the water right individualized in the previous clause seventeenth. The parties agree that in the event that the purchase agreement promised by Rio Escondido is not celebrated within the term of 20 months counted from this date, Lumina will have to transfer to El Fuerte 15 liters per second from the water right individualized in letter a) of previous clause first, in the same price and terms stated in the mentioned promise to purchase agreement. As a result of the previous, the price of the present transaction will be reduced in the amount of US$ 450.000 dollars, sum that will be discounted from the quota price referred to in letter c) of the clause fifth above.

TWENTY FIRST: Expenses.
Any notary fees arising from this deed will be equitably borne by both parties. Expenses arising from the payment of any fees at Real Estate Registrar’s Office will be exclusively borne by the Buyer.

TWENTY SECOND: Power of Attorney.
The bearer of an authorized copy hereof is empowered to request any appropriate registrations, sub-registrations, cancellations and annotations at the competent Real Estate Custodian’s Office.

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In addition, the parties hereto empower any one of Messrs. Carlos Pérez-Cotapos Subercaseaux, Gonzalo Grez Jordán, Jerónimo Carcelén Pacheco, Carlos Prat Guarachi and Rodrigo Fernández Robinson, so that any one of them may execute rectifying or clarifying deeds as necessary for the correct individualization and registration of the Property under Buyer’s name, and to carry out any necessary acts or registrations arising herefrom, notwithstanding any quoting mistake related to registrations of same Registrar, or any error in identifying the Property that is object of this purchase agreement, that the parties may have made, exclusively considering that the will of the parties hereto is that as expressed in the different clauses and stipulations herein contained.

LEGAL CAPACITIES.
The legal capacity of John Joseph Selters to act on behalf of MINERA LUMINA COPPER CHILE S.A. is stated on the public deed dated September 5, 2003 subscribed before the Public Notary of Santiago, Mr. Eduardo Avello Concha.

The legal capacity of Roberto Marzio Carrasco Owen to act on behalf of AGR¥COLA RIO ESCONDIDO LIMITADA is stated on a special power of attorney granted in Olympia, Washington State, United State, which duly legalized in notarized with this date in this Notary Office.

MINERA LUMINA COPPER CHILE S.A.

AGRICOLA RIO ESCONDIDO LIMITADA

EXHIBIT 23.29(B)

Digest No. 16.500 -2005

OCCUPATION, AQUEDUCT, RIGHT OF WAY AND ELECTRIC LINE EASEMENTS

FROM

SOCIEDAD AGRÍCOLA EL FUERTE LIMITADA

TO

MINERA LUMINA COPPER CHILE S.A.

In Santiago, on this 14th day of November of 2005, hereby appear: on one hand, Mr. Mario José Luis Holvoet Castillo, Chilean, single, farmer, ID No. 6.201.926 -3, on behalf, as shall be evidenced, of SOCIEDAD AGRÍCOLA EL FUERTE LIMITADA, a company whose line of business is that of its denomination, Tax Payer Number 79.582.870 -2, both domiciled for the purposes hereof at 484 Colipi street, office 207F, Copiapo, hereinafter also referred to as “El Fuerte”, and, on the other hand, Mr. John Joseph Selters, North American, single, mining engineering, ID for foreigners No. 14.427.974 -3, on behalf, as shall be evidenced, of MINERA LUMINA COPPER CHILE S.A., a company whose line of business is that of its denomination, Tax Payer Number 99.531.960 -8, both domiciled for purposes hereof at Las Nieves 3331, Vitacura, Santiago, hereinafter also referred to as “Lumina”; the appearing persons being of the statutory age, who evidence their identities through the aforementioned documents and hereby state that they agree in the following voluntary easement agreement:

FIRST: Antecedents.
Sociedad Agrícola El Fuerte Limitada is owner of the agricultural real estate named El Fuerte Estate, located in the area of Los Loros, borough of Tierra Amarilla, Copiapó Province, Third Region of Chile, which has following boundaries: North, Hacienda La

Puerta; to the South, land of the succession of Julian Patiño; to the East, land of the succession of Julian Patiño, river in between; and to the West, the hill. The title of dominion of the indicated estate under the name of Sociedad Agrícola El Fuerte Limitada is registered at page 833, number 759 of the Property Registry of the Real Estate Registrar of Copiapó, corresponding to the year 1985.

As well, by means of public deed dated November 14, 2005 granted in this Notary's office, digest number 16.498 -2005, Lumina acquired from Sociedad Agrícola Río Escondido Limitada (hereinafter “Río Escondido”) two underground water rights whose wells are constructed inside El Fuerte Estate. (i) Well of 37,5 meters depth from which by mechanical elevation a volume of 100 liters per second is extracted, volume that corresponds to the permanent underground water right whose inscription under Lumina’s name is in process and whose previous title under Sociedad Agrícola Río Escondido Limitada’s name is registered at page 56, number 53 of the Water Property Registry of the Real Estate Registrar of Copiapó, corresponding to the year 1996 (hereinafter Well A); (ii) Well of 46 meters depth from which by mechanical elevation a volume of 100 liters per second is extracted, volume that corresponds to the permanent underground water right whose inscription under Lumina’s name is in process and whose previous title under Sociedad Agrícola Río Escondido Limitada’s name is registered at page 53 overleaf, number 51 of the Water Property Registry of the Real Estate Registrar of Copiapó, corresponding to the year 1996 (hereinafter Well B). Furthermore, by means of the same public deed referred above, Lumina acquired a first purchase option over 52,5 liters per second that correspond to a water right that belong to Lumina, which water is yielded from a well of 57_meters depth located inside El Fuerte Estate, consumable underground water right, of permanent and continuous exercise by a volume of 67,5 liters per second, which title is registered under Rio Escondido name at page 32 overleaf, number 20 of the Water Property Registry of the Real Estate Custodian of Copiapó, corresponding to the year 2004 (hereinafter Well C). Over this Well C, El Fuerte and Rio Escondido celebrated a promise to purchase agreement by means of public deed dated and granted in this day and Notary's office, digest number 16.499 -2005, by which Rio Escondido promised to transfer 15 liters per second from Well C to El Fuerte once all the mortgages and the prohibition that burden Well C are risen.

In addition, Lumina is the owner of the mining project called Regalito (hereinafter referred to as Regalito Mine). In order to develop Regalito Mine, Lumina needs to drive the volume yield from the referred water rights, which extracting points are located inside El Fuerte Estate.

SECOND: Easements.
Hereby Sociedad Agrícola El Fuerte Limitada, represented by Mario José Luis Holvoet Castillo, in its condition of owner of El Fuerte Estate individualized in the previous clause and according to the pertinent norms contained in the Chilean Water Code and Civil Code, grants in favor of Lumina the following easements:

a) Voluntary and perpetual occupation easement in order to allow Lumina the occupation of area inside El Fuerte Estate referred to in Annex 1 and 2 of this instrument, which duly signed by the parties is notarized herewith, so the latter can install in the servant estate the hydraulic and electric systems and other facilities necessary to operate and to protect the wells individualized in previous clause and to build the necessary facilities to protect such wells.

b) Voluntary and perpetual aqueduct easement in order to allow Lumina the construction of aqueduct systems, tubes and channels in the area inside EL Fuerte Estate individualized in Annex 1 and 2 hereof, and to drive the yielded water from the wells referred to in previous clause or the ones that Lumina will drill inside the occupation area to benefit Regalito Mine’s work, which belongs to Lumina. The easement includes the right to construct facilities of any nature for the assembly and support of the pipes that will drive the yielded water, as well as the necessary facilities to protect them.

c) Voluntary and perpetual right of way easement in order to allow Lumina free and easy access to El Fuerte Estate, in any type of vehicles, for the construction, maintenance and exercise of the occupation and aqueduct easements already individualized. The right of way easement that is granted herein will include a land strip in the form individualized in Annex 1 and 2 hereof.

d) Voluntary and perpetual electrical pole and electric transmission easement in order to allow Lumina to pass through El Fuerte Estate with electrical lines and its poles that will be necessary for the electrification of the pumps and its infrastructure, everything in the way that is stated in Annex 1 and 2 hereof.

THIRD: Easement Use Conditions.
Lumina will have to use the area specified in Annex 1 and 2 properly and only for the aims authorized herein, with strict attachment to terms of this instrument and to the legal and regulatory norms currently in force.

Lumina is already authorized to build the pipe systems and channels that are necessary, at its cost and in the way is more comfortable for its exercise. As well, it is authorized in order to make all type of works in the wells individualized in the previous clause first as well as to change the location of the wells as long as they are located within the area identified in Annex 1 and 2 hereof.

FOURTH: New Water Rights.
The easements already individualized will be able to be used to yield and to drive volume coming from the water right previously referred as Well C that Lumina has a fist option to acquire. This well and its complementary installation are already individualized in Annex 1 and 2 hereof.

FIFTH: Dominant and Servant Estates.
For all the legal effects, El Fuerte Estate referred to in previous clause first will be considered the servant estate and Regalito Mine that belongs to Lumina will be considered the dominant estate and the volume coming from the water rights already individualized in previous clause first will be yield in its benefit.

SIXTH: Indemnification.
The parties agree as unique indemnification for all the damages caused to the servant estate by the voluntary occupation, aqueduct, right of way and electric line easements established herein over the real estate individualized in previous clause first to benefit Regalito Mine amounts to $325.000 dollars, amount that Lumina pays to El Fuerte as follow:

a)

With the amount of $200.000 dollars that Lumina pays in cash in this act to El Fuerte, stating the latter that he receives this amount, completely and to its whole and total satisfaction, by submitting Lumina a cheque to the Notary that authorizes this deed, with the instruction to deliver it to El Fuerte once this easement agreement is registered under Lumina’s name before the Real Estate Registrar of Copiapó.

b)	With the amount of $125.000 dollars that Lumina will pay to El Fuerte in or before the term of 1 year counted from the date of this agreement

In addition, and only if El Fuerte does not acquire the referred 15 liters per second from Well C, due to the non-celebration of the purchase promised by virtue of the promise to purchase agreement referred to in clause first above, Lumina will transfer to El Fuerte 15 liters per second from Well B, in the same price and with the same terms stated in the mentioned promise to purchase agreement. The said transference will be celebrated within the term of 30 days counted from the date that it is certain that the purchase agreement will not be celebrated or within the term of 21 months from this date if at that time it is still pending the celebration of the purchase agreement due to the un-fulfillment of the condition to enter into that agreement. The parties agree that this indemnification includes damages that will take place as a result of the acquisition from Lumina of the Well C to which it has a first purchase option, water right that was already individualized in previous clause first and in Annex 1 and 2 hereof.

SEVENTH: Delay, Lack of Payment and Action’s Waiver.

7.1 In case Lumina delays the payment of the installment set forth in previous clause letter b) or when applicable Lumina delays the transfer of the water rights referred above, El Fuerte shall provide written notice to Lumina who in turn shall have the term of 30 business days to complete such payment or transference.

7.2 If the term mentioned in the former paragraph is elapsed and Lumina does not pay the installment set forth in previous clause sixth above or it does not transfer the mentioned 15 liters per second, El Fuerte shall only be authorized to claim the resolution of this agreement. In that case, this agreement will finish ipso facto and El Fuerte shall have the right to keep, as a unique indemnification, any amount received prior to such termination. For purposes hereof, the parties hereby agree that all the damages that El Fuerte may suffer due to the lack of payment the installment described in letter b) of clause sixth above and due to the resolution of this easement, whatever the nature, class or amount of the damages El Fuerte’s may have, shall be always equivalent to the currency quantities previously received by him as part of this contract. The parties hereby mutually and conventionally appraise said damages upon such currency quantities effectively received by El Fuerte prior to the letter resolution claim.

7.3 For all pertinent legal effects, El Fuerte hereby expressly waives the action to claim the enforcement of this agreement, therefore, any Lumina’s infringement in regards to the timely payment, lack of payment of the installments provided in clause sixth above or the non-transference of the referred water rights, shall only entitle El Fuerte to claim this agreement’s resolution and the indemnification of any damage in the way referred to in the previous section 7.2.

EIGHTH: Authorization.
El Fuerte is owner of an underground water right that is yield from a well of 20,5 meters depth, from which it is extracted by a volume of 26 liters per second, water right that is registered on page 30, number 19 of the Water Property Registry of the Custodian of Real Estate of Copiapó, corresponding to the year 1997. In the eventuality that by a loss of the volume able to be extracted from the referred well, El Fuerte request DGA the transfer of its extracting point, Lumina will authorize the location of the new extracting point within the protection areas of Wells A, B or C, only if a technical expert emits a report that assures that the volumes to which Lumina has right from those wells will not be affected from the relocation of the extracting point of the El Fuerte water right inside the protected areas. The indicated expert will be designated in common agreement by the parties within the term of 30 days counted from the date in which Lumina receives by written the request of authorization from Lumina of the extracting point of relocation. If the referred term is elapsed in more than 5 days, without the parties have reached an agreement in the designation of the technical expert, this one will be designated by the president of Junta de Vigilancia del Rio Copiapo y sus Afluentes, expert that in any case will have at least the professional title of hydraulic engineer.

NINTH: Arbitration.
Any difficulty or controversy that may arise between the contracting parties regarding the application, interpretation, duration, validity or execution of this agreement or any other controversy regarding it, will be subject to arbitration, in accordance with the current Arbitration Procedural Regulations of the Arbitration and Mediation Center of Santiago. The parties grant irrevocable special power to Santiago's Chamber of Commerce, so that, upon written request from any of them, designate an arbitrating arbitrator from the members of the arbitration body of Arbitration and Mediation Center of Santiago, submitting it in this case to the procedure established by the Regulation of said Center, which evidenced through public deed dated December 10, 1992, executed in the Public Notary for Santiago of Mr. Sergio Rodríguez Garcés and to its subsequent amendments, that the parties declare to know and accept. Against the arbitrator's resolutions no appeals will be filed, for which reason the parties expressly waive them, including those of complaint and cassation.

The arbitrator is specially empowered to settle any matter related with his competence and/or jurisdiction.

TENTH: Miscellaneous.
10.1. Obligatory Contract. This agreement is binding and compulsory upon the parties and will operate in their benefit thereof.

10.2. Applicable Law. The present contract is execute and governed by the laws of the Republic of Chile.

10.3. Domicile. For all purposes hereof, the parties hereto set their domicile in the city of Santiago.

10.4. No Third Party Beneficiary Rights. This agreement is for the benefit of the parties and their respective successors and assignees only, and is not intended to create third party beneficiary rights in any other party or in any government, governmental organization or agency.

ELEVENTH: Expenses.
Any notary and registrar fees arising from this deed will be equitably borne by both parties.

TWELFTH: Power of Attorney.
The bearer of an authorized copy hereof is empowered to request any appropriate registrations, sub-registrations, cancellations and annotations at the competent Real Estate Custodian’s Office.

In addition, the parties hereto empower any one of Messrs. Carlos Pérez-Cotapos Subercaseaux, Gonzalo Grez Jordán, Jerónimo Carcelén Pacheco, Carlos Prat Guarachi and Rodrigo Fernández Robinson, so that any one of them, jointly with Mr. Octavio Pedreros Toro, may execute rectifying or clarifying deeds as necessary for the correct individualization and registration of the Property under Lumina’s name, and to carry out any necessary acts or registrations arising herefrom, notwithstanding any quoting mistake related to registrations of same Registrar, or any error in identifying the Property that is object of this purchase agreement, that the parties may have made, exclusively considering that the will of the parties hereto is that as expressed in the different clauses and stipulations herein contained.

LEGAL CAPACITIES.
The legal capacity of Mr. Mario José Luis Holvoet Castillo to act on behalf of SOCIEDAD AGR¥COLA EL FUERTE LIMITADA is stated on the public deed dated ____ subscribed before the Public Notary of __________ Mr. ___________

The legal capacity of John Joseph Selters to act on behalf of MINERA LUMINA COPPER CHILE S.A. is stated on the public deed dated September 5, 2003 subscribed before the Public Notary of Santiago, Mr. Eduardo Avello Concha.

SOCIEDAD AGRÍCOLA EL FUERTE LIMITADA

MINERA LUMINA COPPER CHILE S.A.